As filed with the Securities and Exchange Commission on August 6, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TESORO LOGISTICS LP

(Exact name of registrant as specified in its charter)

Amended and Restated QEP Midstream Partners, LP 2013 Long-Term Incentive Plan

(Full title of the plan)

Delaware	27-4151603
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Charles S. Parrish Vice President and General Counsel
19100 Ridgewood Pkwy San Antonio, Texas 78259-1828 (210) 626-6000	19100 Ridgewood Pkwy San Antonio, Texas 78259-1828 (210) 626-6000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Norton Rose Fulbright US LLP

2200 Ross Avenue, Suite 3600

Dallas, Texas 75201

Attention: Daryl Lansdale, Bryn A. Sappington

Telephone: (214) 855-8000

Telecopy: (214) 855-8200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common units representing limited partner interests	1,633,411	$51.47	$84,071,664	$9,769

(1)	This registration statement (this “Registration Statement”) covers the issuance of an aggregate of 1,633,411 common units representing limited partner interests (“TLLP Common Units”) of Tesoro Logistics LP, a Delaware limited partnership (“TLLP,” the “Registrant,” “we” and “our”). At the effective time of the Merger (as defined in the Explanatory Note below), 5,289,545 common units representing limited partner interests (“QEPM Common Units”) of QEP Midstream Partners, LP, a Delaware limited partnership (“QEPM”), were reserved and available for issuance under the QEP Midstream Partners, LP 2013 Long-Term Incentive Plan (the “QEPM Plan”). In connection with the Merger, TLLP assumed the QEPM Plan and amended, restated and renamed it as the “Amended and Restated QEP Midstream Partners, LP 2013 Long-Term Incentive Plan” (as amended and restated, the “A&R 2013 Plan”). As adjusted for the 0.3088 exchange ratio in connection with the Merger (as described in the Explanatory Note below), 1,633,411 TLLP Common Units are to be registered hereunder. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover such additional TLLP Common Units as may become issuable pursuant to the adjustment provisions of the A&R 2013 Plan.
(2)	Estimated solely for the purpose of calculating the registration fee and computed pursuant to Rule 457(c) and Rule 457(h) under the Securities Act on the basis of the average of the high and low prices per TLLP Common Unit reported on the New York Stock Exchange on August 4, 2015.
(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $116.20 per $1,000,000 of the proposed maximum aggregate offering price. Pursuant to Rule 457(p) under the Securities Act, the total amount of the registration fee due is offset in its entirety by $16,504, representing the dollar amount of the filing fee previously paid by QEPM that corresponds to 5,289,545 unsold QEPM Common Units registered pursuant to QEPM’s Registration Statement on Form S-8 (File No. 333-190575) filed under the Securities Act on August 13, 2013.

EXPLANATORY NOTE

On July 22, 2015, pursuant to the Agreement and Plan of Merger, dated as of April 6, 2015 (the “Merger Agreement”), by and among TLLP, Tesoro Logistics GP, LLC (“TLLP GP”), which is the general partner of TLLP, TLLP Merger Sub LLC (“MergerCo”), which is a wholly owned subsidiary of TLLP, QEPM, QEP Field Services, LLC and QEP Midstream Partners GP, LLC, which is the general partner of QEPM (“QEPM GP”), MergerCo merged with and into QEPM, with QEPM surviving the merger as a wholly owned subsidiary of TLLP (the “Merger”).

Pursuant to the Merger Agreement and actions taken by TLLP GP and QEPM GP, (i) QEPM GP transferred and assigned sponsorship and administration of the A&R 2013 Plan to TLLP GP, (ii) common units of TLLP were substituted for common units of QEPM, (iii) eligibility under the A&R 2013 Plan was extended to employees of TLLP GP and TLLP and their respective subsidiaries to the extent permissible by applicable laws and regulations, and (iv) the name of the plan was amended to read “Amended and Restated QEP Midstream Partners, LP 2013 Long-Term Incentive Plan.”

This Registration Statement is filed by TLLP for the purpose of registering 1,633,411 TLLP Common Units reserved and available for issuance under the A&R 2013 Plan and awards to be granted under such plan following the Merger.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

TLLP GP will send or give to all participants in the A&R 2013 Plan the document(s) containing information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with the rules and regulations of the Commission, the Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into this Registration Statement the following documents:

•	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014.

•	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 filed with the Commission on May 8, 2015, and the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 filed with the Commission on August 6, 2015.

•	The Registrant’s Current Reports on Form 8-K filed with the Commission on June 19, 2013 (excluding Item 7.01 and related Exhibits 99.4 and 99.5), August 8, 2013, October 20, 2014 (excluding Item 7.01 and related Exhibits 99.1, 99.2 and 99.3), December 11, 2014, January 22, 2015 (excluding Item 7.01 and related Exhibit 99.1), February 11, 2015, February 12, 2015, February 18, 2015, February 26, 2015, March 4, 2015, April 6, 2015, April 20, 2015, April 23, 2015, May 11, 2015, and July 23, 2015 (excluding Item 7.01 and related Exhibits 99.1 and 99.2), to the extent “filed” and not “furnished” pursuant to Section 13(a) of the Exchange Act.

•	The description of the Registrant’s Common Units, representing limited partner interests, contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-35143) filed with the Commission on April 15, 2011, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Section 7.7 of the Registrant’s First Amended and Restated Agreement of Limited Partnership dated as of April 26, 2011, as amended by Amendment No. 1 to Amended and Restated Agreement of Limited Partnership dated December 2, 2014 (the “Partnership Agreement”) provides that the Registrant will indemnify and hold harmless (1) TLLP GP, as its general partner, (2) any departing general partner of the Registrant (a “Departing GP”), (3) any person who is or was an affiliate of TLLP GP or a Departing GP, (4) any person who is or was a manager, managing member, director, officer, employee, agent, fiduciary or trustee of the Registrant or a subsidiary, TLLP GP, any Departing GP or any of their affiliates, (5) any person who is or was serving at the request of TLLP GP or a Departing GP or any affiliate of TLLP GP or a Departing GP as an manager, managing member, director, officer, employee, agent, fiduciary or trustee of another person; provided that a person is not an indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (6) any person TLLP GP designates as an indemnitee for purposes of the Partnership Agreement to the fullest extent permitted by law (subject to any limitations expressed in the Partnership Agreement) (each an “Indemnitee”) from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, in which any Indemnitee may be involved, or is threatened to be involved. Any indemnification described above will only be made out of the assets of the Registrant. Unless TLLP GP otherwise agrees, in its sole discretion, TLLP GP will not be personally liable for or have any obligation to contribute or lend funds or assets to the Registrant to enable the Registrant to effectuate indemnification.

To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding will, from time to time, be advanced by the Registrant, subject to certain conditions. Section 7.7 of the Partnership Agreement also permits the Registrant to purchase and maintain insurance on behalf of TLLP GP, its affiliates and any other person as TLLP GP may determine in its discretion, against any liability that may be asserted against, or expense that may be incurred by, such person in connection with the Registrant’s activities or such person’s activities on behalf of the Registrant, regardless of whether the Registrant would have the power to indemnify such person against such liabilities under the Partnership Agreement.

Subject to any terms, conditions, or restrictions set forth in the Partnership Agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever. TLLP GP maintains directors and officers liability insurance for the benefit of its directors and officers.

Item 7.	Exemptions from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

The exhibits to this registration statement are listed in the exhibit index that immediately precedes such exhibits and are incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that (A) paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d)

of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on August 6, 2015.

TESORO LOGISTICS LP

By: Tesoro Logistics GP, LLC, its General Partner

By:	/s/ Phillip M. Anderson
Name:	Phillip M. Anderson
Title:	President

KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below authorizes and appoints Steven M. Sterin and Charles S. Parrish, and each of them, severally, acting alone and without the other, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities to sign any and all amendments (including pre- and post-effective amendments) to this Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title (at Tesoro Logistics GP, LLC)	Date

/s/ Gregory J. Goff Gregory J. Goff	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	August 6, 2015

/s/ Steven M. Sterin Steven M. Sterin	Director, Vice President and Chief Financial Officer (Principal Financial Officer)	August 6, 2015

/s/ Tracy D. Jackson Tracy D. Jackson	Vice President and Controller (Principal Accounting Officer)	August 6, 2015

/s/ Phillip M. Anderson	Director and President	August 6, 2015
Phillip M. Anderson

/s/ Raymond J. Bromark	Director	August 6, 2015
Raymond J. Bromark

/s/ Robert W. Goldman	Director	August 6, 2015
Robert W. Goldman

/s/ James H. Lamanna	Director	August 6, 2015
James H. Lamanna

/s/ Thomas C. O’Connor	Director	August 6, 2015
Thomas C. O’Connor

/s/ Michael E. Wiley	Director	August 6, 2015
Michael E. Wiley

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Certificate of Limited Partnership of Tesoro Logistics LP (incorporated by reference herein to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 filed on January 4, 2011, File No. 333-171525).

4.2	Certificate of Formation of Tesoro Logistics GP, LLC (incorporated by reference herein to Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1 filed on January 4, 2011, File No. 333-171525).

4.3	First Amended and Restated Agreement of Limited Partnership of Tesoro Logistics LP dated April 26, 2011 (incorporated by reference herein to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on April 29, 2011, File No. 1-35143).

4.4	Amendment No. 1 to Amended and Restated Agreement of Limited Partnership of Tesoro Logistics LP, dated as of December 2, 2014, entered into and effectuated by Tesoro Logistics GP, LLC (incorporated by reference herein from Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on December 8, 2014, File No. 1-35143).

4.5	Second Amended and Restated Limited Liability Company Agreement of Tesoro Logistics GP, LLC, effective as of September 30, 2014, among Tesoro Corporation, Tesoro Refining & Marketing Company LLC, Tesoro Alaska Company LLC, and Tesoro Logistics GP, LLC (incorporated by reference herein from Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on July 1, 2014, File No. 1-35143).

4.6	Amendment No. 1 to the Second Amended and Restated Limited Liability Company Agreement of Tesoro Logistics GP, LLC, dated as of July 1, 2014, among Tesoro Corporation, Tesoro Refining & Marketing Company LLC, Tesoro Alaska Company LLC, and Tesoro Logistics GP, LLC (incorporated by reference herein from Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on September 30, 2014, File No. 1-35143).

4.7#	Amended and Restated QEP Midstream Partners, LP 2013 Long-Term Incentive Plan (incorporated by reference herein from Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on July 23, 2015, File No. 1-35143).

5.1*	Opinion of Norton Rose Fulbright US LLP as to the legality of the securities being registered.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of PricewaterhouseCoopers LLP.

23.3*	Consent of PricewaterhouseCoopers LLP.

23.7*	Consent of Norton Rose Fulbright US LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page to this Registration Statement).

*	Filed herewith.
#	Compensatory plan, contract or arrangement.